PRICING SUPPLEMENT dated June 30, 2026

(To Product Supplement No. WF1 dated March 25, 2025,

Underlying Supplement No. ELN-1 dated March 25, 2025,

Prospectus Supplement dated March 25, 2025

and Prospectus dated March 25, 2025)

Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-285508
Bank of Montreal Senior Medium-Term Notes, Series K ETF Linked Securities

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the iShares® Expanded Tech-Software Sector ETF and the Vanguard Health Care ETF due July 6, 2029

■	Linked to the lowest performing of the iShares® Expanded Tech-Software Sector ETF and the Vanguard Health Care ETF (each referred to as an “Underlier”)
■	Unlike ordinary debt securities, the securities do not pay interest, do not repay a fixed amount of principal at maturity and are subject to potential automatic call upon the terms described below. Whether the securities are automatically called for a fixed call premium or, if not automatically called, the maturity payment amount, will depend, in each case, on the closing value of the lowest performing Underlier on the relevant call date. The lowest performing Underlier on any call date is the Underlier that has the lowest closing value on that call date as a percentage of its starting value
■	Automatic Call. If the closing value of the lowest performing Underlier on any call date is greater than or equal to its starting value, the securities will be automatically called for the face amount plus the call premium applicable to that call date. The call premium applicable to each call date is a percentage of the face amount that increases for each call date based on a simple (non-compounding) return of approximately 15.350% per annum. Please see “Terms of the Securities—Call Dates and Call Premiums” below for the call dates and call premiums
■	Maturity Payment Amount. If the securities are not automatically called, you will receive a maturity payment amount that could be equal to or less than the face amount depending on the ending value of the lowest performing Underlier on the final calculation day as follows:
■	If the ending value of the lowest performing Underlier on the final calculation day is less than its starting value, but not by more than the buffer amount of 15%, you will receive the face amount
■	If the ending value of the lowest performing Underlier on the final calculation day is less than its starting value by more than the buffer amount, you will receive less than the face amount and have 1-to-1 downside exposure to the decrease in the value of the lowest performing Underlier on the final calculation day in excess of the buffer amount
■	Investors may lose up to 85% of the face amount
■	Your return on the securities will depend solely on the performance of the Underlier that is the lowest performing Underlier on each call date. You will not benefit in any way from the performance of the better performing Underlier. Therefore, you will be adversely affected if either Underlier performs poorly, even if the other Underlier performs favorably
■	Any positive return on the securities will be limited to the applicable call premium, even if the closing value of the lowest performing Underlier on the applicable call date significantly exceeds its starting value. You will not participate in any appreciation of either Underlier beyond the applicable fixed call premium
■	All payments on the securities are subject to the credit risk of Bank of Montreal, and you will have no ability to pursue the shares of either Underlier or any securities held by either Underlier for payment; if Bank of Montreal defaults on its obligations, you could lose some or all of your investment
■	No periodic interest payments or dividends
■	No exchange listing; designed to be held to maturity or automatic call

On the date of this pricing supplement, the estimated initial value of the securities is $965.26 per security. As discussed in more detail in this pricing supplement, the actual value of the securities at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Value of the Securities” in this pricing supplement.

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” beginning on page PRS-9 herein and “Risk Factors” beginning on page PS-5 of the accompanying product supplement, page S-2 of the prospectus supplement and page 9 of the prospectus.

The securities are the unsecured obligations of Bank of Montreal, and, accordingly, all payments on the securities are subject to the credit risk of Bank of Montreal. If Bank of Montreal defaults on its obligations, you could lose some or all of your investment. The securities are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund, the Canada Deposit Insurance Corporation or any other governmental agency.

The securities are not bail-inable notes and are not subject to conversion into our common shares or the common shares of any of our affiliates under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Original Offering Price	Agent Discount(1)(2)	Proceeds to Bank of Montreal
Per Security	$1,000.00	$25.75	$974.25
Total	$975,000.00	$25,106.25	$949,893.75
(1)	Wells Fargo Securities, LLC is the agent for the distribution of the securities and is acting as principal. See “Terms of the Securities— Agent” and “Estimated Value of the Securities” in this pricing supplement for further information.
(2)	In respect of certain securities sold in this offering, our affiliate, BMO Capital Markets Corp., may pay a fee of up to $3.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

Wells Fargo Securities

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the iShares® Expanded Tech-Software Sector ETF and the Vanguard Health Care ETF due July 6, 2029

Terms of the Securities

Issuer:	Bank of Montreal.
The Market Measures (each referred to as an “Underlier,” and collectively as the “Underliers”), Bloomberg ticker symbols, starting values and threshold values are set forth in the table below.

Market Measures:	Market Measure	Bloomberg Ticker Symbol	Starting Value(1)	Threshold Value(2)
	iShares® Expanded Tech-Software Sector ETF	IGV	$90.60	$77.01
	Vanguard Health Care ETF	VHT	$299.01	$254.1585

(1) With respect to each Underlier, its closing value on the pricing date.
(2) With respect to each Underlier, 85% of its starting value.
Pricing Date:	June 30, 2026.
Issue Date:	July 6, 2026.
Original Offering Price:	$1,000 per security.
Face Amount:	$1,000 per security. References in this pricing supplement to a “security” are to a security with a face amount of $1,000.
Automatic Call:

If the closing value of the lowest performing Underlier on any call date is greater than or equal to its starting value, the securities will be automatically called, and on the related call settlement date you will be entitled to receive a cash payment per security in U.S. dollars equal to the face amount plus the call premium applicable to the relevant call date. The last call date is the final calculation day and payment upon an automatic call on the final calculation day, if applicable, will be made on the stated maturity date.

Any positive return on the securities will be limited to the applicable call premium, even if the closing value of the lowest performing Underlier on the applicable call date significantly exceeds its starting value. You will not participate in any appreciation of either Underlier beyond the applicable call premium.

If the securities are automatically called, they will cease to be outstanding on the related call settlement date and you will have no further rights under the securities after that call settlement date. You will not receive any notice from us if the securities are automatically called.

PRS-2

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the iShares® Expanded Tech-Software Sector ETF and the Vanguard Health Care ETF due July 6, 2029

	The call premium applicable to each call date is a percentage of the face amount that increases for each call date based on a simple (non-compounding) return of approximately 15.350% per annum.
	Call Date	Call Premium	Payment per Security upon an Automatic Call
	July 6, 2027	15.350%	$1,153.50
	August 6, 2027	16.629%	$1,166.29
	September 7, 2027	17.908%	$1,179.08
	October 6, 2027	19.188%	$1,191.88
	November 8, 2027	20.467%	$1,204.67
	December 6, 2027	21.746%	$1,217.46
	January 6, 2028	23.025%	$1,230.25
	February 7, 2028	24.304%	$1,243.04
	March 6, 2028	25.583%	$1,255.83
Call Dates and	April 6, 2028	26.863%	$1,268.63
Call Premiums:	May 8, 2028	28.142%	$1,281.42
	June 6, 2028	29.421%	$1,294.21
	July 6, 2028	30.700%	$1,307.00
	August 7, 2028	31.979%	$1,319.79
	September 6, 2028	33.258%	$1,332.58
	October 6, 2028	34.538%	$1,345.38
	November 6, 2028	35.817%	$1,358.17
	December 6, 2028	37.096%	$1,370.96
	January 8, 2029	38.375%	$1,383.75
	February 6, 2029	39.654%	$1,396.54
	March 6, 2029	40.933%	$1,409.33
	April 6, 2029	42.212%	$1,422.12
	May 7, 2029	43.492%	$1,434.92
	June 6, 2029	44.771%	$1,447.71
	July 2, 2029	46.050%	$1,460.50
	We refer to July 2, 2029 as the “final calculation day.” The call dates are subject to postponement. See “—Market Disruption Events and Postponement Provisions” below.
Call Settlement Date:	Three business days after the applicable call date (as each such call date may be postponed pursuant to “—Market Disruption Events and Postponement Provisions” below, if applicable); provided that the call settlement date for the last call date is the stated maturity date.
Stated Maturity Date:	July 6, 2029, subject to postponement. The securities are not subject to repayment at the option of any holder of the securities prior to the stated maturity date.
Maturity Payment Amount:

If the securities are not automatically called, then on the stated maturity date, you will be entitled to receive a cash payment per security in U.S. dollars equal to the maturity payment amount. The “maturity payment amount” per security will equal:

•    if the ending value of the lowest performing Underlier on the final calculation day is less than its starting value, but greater than or equal to its threshold value: $1,000; or

•    if the ending value of the lowest performing Underlier on the final calculation day is less than its threshold value:

$1,000 × (performance factor of the lowest performing Underlier on the final calculation day + buffer amount)

If the securities are not automatically called and the ending value of the lowest performing Underlier on the final calculation day is less than its threshold value, you will have 1-to-1 downside exposure to the decrease in the value of the lowest performing Underlier on the final calculation day in excess of the buffer amount, and will lose some, and possibly up to 85%, of the face amount of your securities at maturity.

PRS-3

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the iShares® Expanded Tech-Software Sector ETF and the Vanguard Health Care ETF due July 6, 2029

Lowest Performing Underlier:	For any call date, the “lowest performing Underlier” will be the Underlier with the lowest performance factor on that call date.
Performance Factor:	With respect to an Underlier on any call date, its closing value on such call date divided by its starting value (expressed as a percentage).
Closing Value:	With respect to each Underlier, closing value has the meaning assigned to “fund closing price” set forth under “General Terms of the Securities—Certain Terms for Securities Linked to a Fund—Certain Definitions” in the accompanying product supplement. The closing value of each Underlier is subject to adjustment through the adjustment factor as described in the accompanying product supplement.
Ending Value:	The “ending value” of an Underlier will be its closing value on the final calculation day.
Buffer Amount:	15%
Market Disruption Events and Postponement Provisions:

Each call date (including the final calculation day) is subject to postponement due to non-trading days and the occurrence of a market disruption event. In addition, the stated maturity date will be postponed if the final calculation day is postponed and will be adjusted for non-business days.

For more information regarding adjustments to the call dates, the call settlement dates and the stated maturity date, see “General Terms of the Securities—Consequences of a Market Disruption Event; Postponement of a Calculation Day—Securities Linked to Multiple Market Measures” and “—Payment Dates” in the accompanying product supplement. For purposes of the accompanying product supplement, each call date (including the final calculation day) is a “calculation day,” and the call settlement date and the stated maturity date are each a “payment date.” In addition, for information regarding the circumstances that may result in a market disruption event, see “General Terms of the Securities—Certain Terms for Securities Linked to a Fund—Market Disruption Events” in the accompanying product supplement.

Calculation Agent:	BMO Capital Markets Corp. (“BMOCM”).
Material Tax Consequences:	For a discussion of material U.S. federal income and certain estate tax consequences and Canadian federal income tax consequences of the ownership and disposition of the securities, see “United States Federal Income Tax Considerations” below and the sections of the product supplement entitled “United States Federal Income Tax Considerations” and “Canadian Federal Income Tax Consequences.”
Agent:

Wells Fargo Securities, LLC (“WFS”) is the agent for the distribution of the securities. The agent will receive an agent discount of up to $25.75 per security. The agent may resell the securities to other securities dealers at the original offering price of the securities less a concession not in excess of $20.00 per security. Such securities dealers may include Wells Fargo Advisors (“WFA”) (the trade name of the retail brokerage business of WFS’s affiliates, Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC). In addition to the concession allowed to WFA, WFS may pay $0.75 per security of the agent discount that it receives to WFA as a distribution expense fee for each security sold by WFA.

In addition, in respect of certain securities sold in this offering, BMOCM may pay a fee of up to $3.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

WFS, BMOCM and/or one or more of their respective affiliates expects to realize hedging profits projected by their proprietary pricing models to the extent they assume the risks inherent in hedging our obligations under the securities. If WFS or any other dealer participating in the distribution of the securities or any of their affiliates conduct hedging activities for us in connection with the securities, that dealer or its affiliates will expect to realize a profit projected by its proprietary pricing models from those hedging activities. Any such projected profit will be in addition to any discount, concession or fee received in connection with the sale of the securities to you.

Denominations:	$1,000 and any integral multiple of $1,000.
CUSIP:	06376LEE2

PRS-4

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the iShares® Expanded Tech-Software Sector ETF and the Vanguard Health Care ETF due July 6, 2029

Additional Information About the Issuer and the Securities

You should read this pricing supplement together with product supplement no. WF1 dated March 25, 2025, underlying supplement no. ELN-1 dated March 25, 2025, the prospectus supplement dated March 25, 2025 and the prospectus dated March 25, 2025 for additional information about the securities. To the extent that disclosure in this pricing supplement is inconsistent with the disclosure in the product supplement, underlying supplement, prospectus supplement or prospectus, the disclosure in this pricing supplement will control. Certain defined terms used but not defined herein have the meanings set forth in the product supplement, prospectus supplement or prospectus.

Our Central Index Key, or CIK, on the SEC website is 927971. When we refer to “we,” “us” or “our” in this pricing supplement, we refer only to Bank of Montreal.

You may access the product supplement, underlying supplement, prospectus supplement and prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product Supplement No. WF1 dated March 25, 2025:

https://www.sec.gov/Archives/edgar/data/927971/000121465925004724/b321251424b2.htm

•	Underlying Supplement No. ELN-1 dated March 25, 2025:

https://www.sec.gov/Archives/edgar/data/927971/000121465925004728/r321250424b2.htm

•	Prospectus Supplement and Prospectus dated March 25, 2025:

https://www.sec.gov/Archives/edgar/data/927971/000119312525062081/d840917d424b5.htm

PRS-5

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the iShares® Expanded Tech-Software Sector ETF and the Vanguard Health Care ETF due July 6, 2029

Estimated Value of the Securities

Our estimated initial value of the securities equals the sum of the values of the following hypothetical components:

•	a fixed-income debt component with the same tenor as the securities, valued using our internal funding rate for structured notes; and

•	one or more derivative transactions relating to the economic terms of the securities.

The internal funding rate used in the determination of the initial estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The value of these derivative transactions is derived from our internal pricing models. These models are based on factors such as the traded market prices of comparable derivative instruments and on other inputs, which include volatility, dividend rates, interest rates and other factors. As a result, the estimated initial value of the securities is based on market conditions at the time it is calculated.

For more information about the estimated initial value of the securities, see “Selected Risk Considerations” below.

PRS-6

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the iShares® Expanded Tech-Software Sector ETF and the Vanguard Health Care ETF due July 6, 2029

Investor Considerations

The securities are not appropriate for all investors. The securities may be an appropriate investment for investors who:

▪	believe that the closing value of the lowest performing Underlier will be greater than or equal to its starting value on one of the call dates;

▪	seek the potential for a fixed return if the closing value of the lowest performing Underlier on any call date is greater than or equal to its starting value in lieu of full participation in any potential appreciation of the lowest performing Underlier;

▪	are willing to accept the risk that, if the closing value of the lowest performing Underlier on each call date is less than its starting value, they will not receive any positive return on their investment in the securities;

▪	are willing to accept the risk that, if the securities are not automatically called and the ending value of the lowest performing Underlier on the final calculation day is less than its threshold value, they will lose some, and possibly a significant portion, of the face amount per security at maturity;

▪	understand that the return on the securities will depend solely on the performance of the Underlier that is the lowest performing Underlier on each call date and that they will not benefit in any way from the performance of the better performing Underlier;

▪	understand that the securities are riskier than alternative investments linked to only one of the Underliers or linked to a basket composed of each Underlier;

▪	understand and are willing to accept the downside risks of each Underlier;

▪	understand that the term of the securities may be reduced, and that they will not receive a higher call premium payable with respect to a later call date if the securities are called on an earlier call date;

▪	are willing to forgo interest payments on the securities and dividends on the shares of the Underliers and the securities held by the Underliers; and

▪	are willing to hold the securities until maturity or automatic call.

The securities may not be an appropriate investment for investors who:

▪	seek a liquid investment or are unable or unwilling to hold the securities to maturity or automatic call;

▪	require full payment of the face amount of the securities at stated maturity;

▪	believe that the closing value of the lowest performing Underlier on each call date will be less than its starting value;

▪	seek a security with a fixed term;

▪	are unwilling to accept the risk that, if the closing value of the lowest performing Underlier on each call date is less than its starting value, they will not receive any positive return on the securities;

▪	are unwilling to accept the risk that the securities may not be automatically called and the ending value of the lowest performing Underlier on the final calculation day may be less than its threshold value;

▪	are unwilling to purchase securities with an estimated value as of the pricing date that is lower than the original offering price, as set forth on the cover page;

▪	seek current income over the term of the securities;

▪	are unwilling to accept the risk of exposure to the Underliers;

▪	seek exposure to a basket composed of each Underlier or a similar investment in which the overall return is based on a blend of the performances of the Underliers, rather than solely on the lowest performing Underlier;

▪	seek exposure to the upside performance of either or each Underlier beyond the applicable call premiums;

▪	are unwilling to accept the credit risk of Bank of Montreal to obtain exposure to the Underliers generally, or to the exposure to the Underliers that the securities provide specifically; or

▪	prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

The considerations identified above are not exhaustive. Whether or not the securities are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the appropriateness of an investment in the securities in light of your particular circumstances. You should also review carefully the sections titled “Selected Risk Considerations” herein and “Risk Factors” in the accompanying product supplement for risks related to an investment in the securities. For more information about the Underliers, please see the sections titled “The iShares® Expanded Tech-Software Sector ETF” and “The Vanguard Health Care ETF” below.

PRS-7

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the iShares® Expanded Tech-Software Sector ETF and the Vanguard Health Care ETF due July 6, 2029

Determining Timing and Amount of Payment on the Securities

Whether the securities are automatically called on any call date for the applicable call premium will be determined based on the closing value of the lowest performing Underlier on the applicable call date as follows:

If the securities have not been automatically called, then on the stated maturity date, you will receive a cash payment per security (the maturity payment amount) calculated as follows:

PRS-8

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the iShares® Expanded Tech-Software Sector ETF and the Vanguard Health Care ETF due July 6, 2029

Selected Risk Considerations

The securities have complex features and investing in the securities will involve risks not associated with an investment in conventional debt securities. Some of the risks that apply to an investment in the securities are summarized below, but we urge you to read the more detailed explanation of the risks relating to the securities generally in the “Risk Factors” section of the accompanying product supplement and prospectus supplement. You should reach an investment decision only after you have carefully considered with your advisors the appropriateness of an investment in the securities in light of your particular circumstances.

Risks Relating To The Securities Generally

If The Securities Are Not Automatically Called And The Ending Value Of The Lowest Performing Underlier On The Final Calculation Day Is Less Than Its Threshold Value, You Will Lose Some, And Possibly Up To 85%, Of The Face Amount Of Your Securities At Maturity.

We will not repay you a fixed amount on the securities at stated maturity. If the closing value of the lowest performing Underlier on each call date is less than its starting value, the securities will not be automatically called, and you will receive a maturity payment amount that will be equal to or less than the face amount, depending on the ending value of the lowest performing Underlier on the final calculation day.

If the ending value of the lowest performing Underlier on the final calculation day is less than its threshold value, the maturity payment amount will be less than the face amount and you will have 1-to-1 downside exposure to the decrease in the value of the lowest performing Underlier on the final calculation day in excess of the buffer amount, resulting in a loss of 1% of the face amount for every 1% decline in the lowest performing Underlier on the final calculation day in excess of the buffer amount. The threshold value for each Underlier is 85% of its starting value. As a result, if the ending value of the lowest performing Underlier on the final calculation day is less than its threshold value, you will lose some, and possibly up to 85%, of the face amount per security at maturity. This is the case even if the value of the lowest performing Underlier is greater than or equal to its starting value or its threshold value at certain times during the term of the securities.

If the securities are not automatically called, your return on the securities will be zero or negative, and therefore will be less than the return you would earn if you purchased a traditional interest-bearing debt security of Bank of Montreal or issued by another issuer with a similar credit rating with the same stated maturity date.

The Potential Return On The Securities Is Limited To The Call Premium And May Be Lower Than The Return On A Direct Investment In Either Underlier.

The potential return on the securities is limited to the applicable call premium, regardless of the performance of the lowest performing Underlier on the applicable call date. The lowest performing Underlier on the applicable call date may appreciate by significantly more than the percentage represented by the applicable call premium from the pricing date through the applicable call date, in which case an investment in the securities will underperform a hypothetical alternative investment providing a 1-to-1 return based on the performance of the lowest performing Underlier. In addition, you will not receive the value of dividends or other distributions paid with respect to the securities held by either Underlier. Furthermore, if the securities are called on an earlier call date, you will receive a lower call premium than if the securities were called on a later call date, and accordingly, if the securities are called on one of the earlier call dates, you will not receive the highest potential call premium.

The Securities Are Subject To The Full Risks Of Each Underlier And Will Be Negatively Affected If Either Underlier Performs Poorly, Even If The Other Underlier Performs Favorably.

You are subject to the full risks of each Underlier. If either Underlier performs poorly, you will be negatively affected, even if the other Underlier performs favorably. The securities are not linked to a basket composed of the Underliers, where the better performance of one Underlier could offset the poor performance of the other Underlier. Instead, you are subject to the full risks of whichever Underlier is the lowest performing Underlier on each call date. As a result, the securities are riskier than an alternative investment linked to only one of the Underliers or linked to a basket composed of each Underlier. You should not invest in the securities unless you understand and are willing to accept the downside risks of each Underlier.

Your Return On The Securities Will Depend Solely On The Performance Of The Underlier That Is The Lowest Performing Underlier On Each Call Date, And You Will Not Benefit In Any Way From The Performance Of The Better Performing Underlier.

Your return on the securities will depend solely on the performance of the Underlier that is the lowest performing Underlier on each call date. Although it is necessary for each Underlier to close at or above its respective starting value on the relevant call date in order for the securities to be automatically called for the applicable call premium and at or above its respective threshold value on the final calculation day in order for you to not lose a portion of the face amount of your securities at maturity, you will not benefit in any way from the performance of the better performing Underlier. The securities may underperform an alternative investment linked to a basket composed of the Underliers, since in such case the performance of the better performing Underlier would be blended with the performance of the lowest performing Underlier, resulting in a better return than the return of the lowest performing Underlier alone.

PRS-9

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the iShares® Expanded Tech-Software Sector ETF and the Vanguard Health Care ETF due July 6, 2029

You Will Be Subject To Risks Resulting From The Relationship Between The Underliers.

It is preferable from your perspective for the Underliers to be correlated with each other so that their values will tend to increase or decrease at similar times and by similar magnitudes. By investing in the securities, you assume the risk that the Underliers will not exhibit this relationship. The less correlated the Underliers, the more likely it is that one of the Underliers will be performing poorly at any time over the term of the securities. All that is necessary for the securities to perform poorly is for one of the Underliers to perform poorly; the performance of the better performing Underlier is not relevant to your return on the securities. It is impossible to predict what the relationship between the Underliers will be over the term of the securities. To the extent the Underliers represent a different equity market, such equity markets may not perform similarly over the term of the securities.

The Securities Do Not Pay Interest.

The securities will not pay any interest. Accordingly, you should not invest in the securities if you seek current income during the term of the securities.

Higher Call Premiums Are Associated With Greater Risk.

The securities offer the potential to receive a call premium that reflects a per annum rate that is higher than the fixed rate we would pay on conventional debt securities of the same maturity. These higher potential call premiums are associated with greater levels of expected risk as of the pricing date as compared to conventional debt securities, including the risk that the securities will not be automatically called and the risk that you may lose some, and possibly a significant portion, of the face amount per security at maturity. The volatility of the Underliers and the correlation between the Underliers are important factors affecting this risk. Volatility is a measurement of the size and frequency of daily fluctuations in the value of an Underlier, typically observed over a specified period of time. Volatility can be measured in a variety of ways, including on a historical basis or on an expected basis as implied by option prices in the market. Correlation is a measurement of the extent to which the values of the Underliers tend to fluctuate at the same time, in the same direction and in similar magnitudes. Greater expected volatility of the Underliers or lower expected correlation between the Underliers as of the pricing date may result in higher call premiums, but it also represents a greater expected likelihood as of the pricing date that the closing value of at least one Underlier will be less than its starting value on each call date such that the securities will not be automatically called for the applicable call premium, and that the closing value of at least one Underlier will be less than its threshold value on the final calculation day such that you will lose some, and possibly a significant portion, of the face amount per security at maturity. In general, the higher the call premiums are relative to the fixed rate we would pay on conventional debt securities, the greater the expected risk that the securities will not be automatically called and that you will lose some, and possibly a significant portion, of the face amount per security at maturity.

You Will Be Subject To Reinvestment Risk.

If your securities are automatically called early, the term of the securities may be reduced. There is no guarantee that you would be able to reinvest the proceeds from an investment in the securities at a comparable return for a similar level of risk in the event the securities are automatically called prior to maturity.

The Securities Are Subject To Credit Risk.

The securities are our obligations and are not, either directly or indirectly, an obligation of any third party. Any amounts payable under the securities are subject to our creditworthiness and you will have no ability to pursue the shares of the Underliers or any securities held by the Underliers for payment. As a result, our actual and perceived creditworthiness may affect the value of the securities and, in the event we were to default on our obligations under the securities, you may not receive any amounts owed to you under the terms of the securities.

The U.S. Federal Income Tax Consequences Of An Investment In The Securities Are Unclear.

There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”) with respect to the securities. Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with our intended treatment of them, as described in “United States Federal Income Tax Considerations” below. If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities, including the timing and character of income recognized by U.S. investors, and the withholding tax consequences to non-U.S. investors, might be materially and adversely affected. Even if the treatment of the securities is respected, a security may be treated as a “constructive ownership transaction,” with potentially adverse consequences described below under “United States Federal Income Tax Considerations.” Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal income tax treatment of the securities, possibly retroactively.

You should review carefully the sections of this pricing supplement and the accompanying product supplement entitled “United States Federal Income Tax Considerations” and consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

PRS-10

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the iShares® Expanded Tech-Software Sector ETF and the Vanguard Health Care ETF due July 6, 2029

The Stated Maturity Date May Be Postponed If The Final Calculation Day Is Postponed.

The final calculation day will be postponed if the originally scheduled final calculation day is not a trading day or if the calculation agent determines that a market disruption event has occurred or is continuing on the final calculation day. If such a postponement occurs, the stated maturity date may be postponed. For additional information, see “General Terms of the Securities—Consequences of a Market Disruption Event; Postponement of a Calculation Day—Securities Linked to Multiple Market Measures” and “—Payment Dates” in the accompanying product supplement.

Risks Relating To The Estimated Value Of The Securities And Any Secondary Market

The Estimated Value Of The Securities On The Pricing Date, Based On Our Proprietary Pricing Models, Will Be Less Than The Original Offering Price.

Our initial estimated value of the securities is only an estimate, and is based on a number of factors. The original offering price of the securities may exceed our initial estimated value, because costs associated with offering, structuring and hedging the securities are included in the original offering price, but are not included in the estimated value. These costs will include any agent discount and selling concessions and the cost of hedging our obligations under the securities through one or more hedge counterparties (which may be one or more of our affiliates or an agent or its affiliates). Such hedging cost includes our or our hedge counterparty’s expected cost of providing such hedge, as well as the profit we or our hedge counterparty expect to realize in consideration for assuming the risks inherent in providing such hedge.

The Terms Of The Securities Are Not Determined By Reference To The Credit Spreads For Our Conventional Fixed-Rate Debt.

To determine the terms of the securities, we use an internal funding rate that represents a discount from the credit spreads for our conventional fixed-rate debt. As a result, the terms of the securities are less favorable to you than if we had used a higher funding rate.

The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which WFS Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.

Our initial estimated value of the securities is derived using our internal pricing models. This value is based on market conditions and other relevant factors, which include volatility and correlation of the Underliers, dividend rates and interest rates. Different pricing models and assumptions, including those used by the agent, its affiliates or other market participants, could provide values for the securities that are greater than or less than our initial estimated value. In addition, market conditions and other relevant factors after the pricing date are expected to change, possibly rapidly, and our assumptions may prove to be incorrect. After the pricing date, the value of the securities could change dramatically due to changes in market conditions, our creditworthiness, and the other factors discussed in the next risk factor. These changes are likely to impact the price, if any, at which WFS or its affiliates or any other party (including us or our affiliates) would be willing to purchase the securities from you in any secondary market transactions. Our initial estimated value does not represent a minimum price at which WFS or any other party (including us or our affiliates) would be willing to buy your securities in any secondary market at any time.

WFS has advised us that if it, WFA or any of their affiliates makes a secondary market in the securities at any time, the secondary market price offered by it, WFA or any of their affiliates will be affected by changes in market conditions and other factors described in the next risk factor. WFS has advised us that if it, WFA or any of their affiliates makes a secondary market in the securities at any time up to the issue date or during the 3-month period following the issue date, the secondary market price offered by it, WFA or any of its affiliates will be increased by an amount reflecting a portion of the costs associated with selling, structuring and hedging the securities that are included in their original offering price. Because this portion of the costs is not fully deducted upon issuance, WFS has advised us that any secondary market price it, WFA or any of their affiliates offers during this period will be higher than it otherwise would be after this period, as any secondary market price offered after this period will reflect the full deduction of the costs as described above. WFS has advised us that the amount of this increase in the secondary market price will decline steadily to zero over this 3-month period. WFS has advised us that, if you hold the securities through an account with WFS, WFA or any of their affiliates, WFS expects that this increase will also be reflected in the value indicated for the securities on your brokerage account statement. If you hold your securities through an account at a broker-dealer other than WFS, WFA or any of their affiliates, the value of the securities on your brokerage account statement may be different than if you held your securities at WFS, WFA or any of their affiliates.

The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

The value of the securities prior to stated maturity will be affected by the then-current value of each Underlier, interest rates at that time and a number of other factors, some of which are interrelated in complex ways. The effect of any one factor may be offset or magnified by the effect of another factor. The following factors, which are described in more detail in the accompanying product supplement, are expected to affect the value of the securities: performance of the Underliers; interest rates; volatility of the Underliers; correlation between the Underliers; time remaining to maturity; and dividend yields on the securities held by the Underliers. When we refer to the “value” of your securities, we mean the value you could receive for your securities if you are able to sell them in the open market before the stated maturity date.

PRS-11

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the iShares® Expanded Tech-Software Sector ETF and the Vanguard Health Care ETF due July 6, 2029

In addition to these factors, the value of the securities will be affected by actual or anticipated changes in our creditworthiness. The value of the securities will also be limited by the automatic call feature because if the securities are automatically called, the return will not be greater than the applicable call premium. You should understand that the impact of one of the factors specified above, such as a change in interest rates, may offset some or all of any change in the value of the securities attributable to another factor, such as a change in the value of either or both of the Underliers. Because numerous factors are expected to affect the value of the securities, changes in the values of the Underliers may not result in a comparable change in the value of the securities.

The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.

The securities will not be listed or displayed on any securities exchange. Although the agent and/or its affiliates may purchase the securities from holders, they are not obligated to do so and are not required to make a market for the securities. There can be no assurance that a secondary market will develop. Because we do not expect that any market makers will participate in a secondary market for the securities, the price at which you may be able to sell your securities is likely to depend on the price, if any, at which the agent is willing to buy your securities.

If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your securities prior to stated maturity. This may affect the price you receive upon such sale. Consequently, you should be willing to hold the securities to stated maturity.

Risks Relating To The Underliers

Any Payment Upon An Automatic Call Or At Stated Maturity Will Depend Upon The Performance Of The Underliers And Therefore The Securities Are Subject To The Following Risks, Each As Discussed In More Detail In The Accompanying Product Supplement.

•	Investing In The Securities Is Not The Same As Investing In The Underliers. Investing in the securities is not equivalent to investing in the Underliers. As an investor in the securities, your return will not reflect the return you would realize if you actually owned and held the shares of the Underliers for a period similar to the term of the securities because you will not receive any dividend payments, distributions or any other payments paid on those shares. As a holder of the securities, you will not have any voting rights or any other rights that holders of the Underliers would have.

•	Historical Values Of The Underliers Should Not Be Taken As An Indication Of The Future Performance Of The Underliers During The Term Of The Securities.

•	Changes That Affect The Underliers Or The Fund Underlying Indices May Adversely Affect The Value Of The Securities And Any Payments On The Securities.

•	We Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Held By The Underliers.

•	We And Our Affiliates Have No Affiliation With The Fund Sponsors Or The Fund Underlying Index Sponsors And Have Not Independently Verified Their Public Disclosure Of Information.

•	An Investment Linked To The Shares Of An Underlier Is Different From An Investment Linked To Its Fund Underlying Index.

•	There Are Risks Associated With The Underliers.

•	Anti-dilution Adjustments Relating To The Shares Of The Underliers Do Not Address Every Event That Could Affect Such Shares.

The Equity Securities Composing The iShares® Expanded Tech-Software Sector ETF Are Concentrated In The Software Sector.

All or substantially all of the equity securities composing the iShares® Expanded Tech-Software Sector ETF are issued by companies whose primary line of business is directly associated with the software sector. As a result, the value of the securities may be subject to greater volatility and may be more adversely affected by a single economic, political or regulatory occurrence affecting this sector than a different investment linked to securities of a more broadly diversified group of issuers. The values of companies that are involved in the software industry, such as application software, systems software and home entertainment software sub-industries, are particularly vulnerable to rapid changes in technology product cycles, rapid product obsolescence, government regulation, changes in the prices and availability of raw materials and competition in the software industry, both domestically and internationally, including competition from foreign competitors with potentially lower productions costs. Such companies may also be heavily dependent on patent and intellectual property rights, the loss or impairment of which may adversely affect profitability. Additionally, such companies may face competition for the services of, and difficulties in employing and retaining, qualified personnel.

PRS-12

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the iShares® Expanded Tech-Software Sector ETF and the Vanguard Health Care ETF due July 6, 2029

The Equity Securities Composing The Vanguard Health Care ETF Are Concentrated In The Health Care Sector.

All or substantially all of the equity securities composing the Vanguard Health Care ETF are issued by companies whose primary line of business is directly associated with the health care sector. As a result, the value of the securities may be subject to greater volatility and may be more adversely affected by a single economic, political or regulatory occurrence affecting this sector than a different investment linked to securities of a more broadly diversified group of issuers. Companies in the health care sector are subject to extensive government regulation and their profitability can be significantly affected by restrictions on government reimbursement for medical expenses, rising costs of medical products and services, pricing pressure (including price discounting), limited product lines and an increased emphasis on the delivery of health care through outpatient services. Companies in the health care sector are heavily dependent on obtaining and defending patents, which may be time consuming and costly, and the expiration of patents may also adversely affect the profitability of these companies. Health care companies are also subject to extensive litigation based on product liability and similar claims. In addition, their products can become obsolete due to industry innovation, changes in technologies or other market developments. Many new products in the health care sector require significant research and development and may be subject to regulatory approvals, all of which may be time consuming and costly with no guarantee that any product will come to market.

Risks Relating To Conflicts Of Interest

Our Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.

You should be aware of the following ways in which our economic interests and those of any dealer participating in the distribution of the securities, which we refer to as a “participating dealer,” are potentially adverse to your interests as an investor in the securities. In engaging in certain of the activities described below and as discussed in more detail in the accompanying product supplement, our affiliates or any participating dealer or its affiliates may take actions that may adversely affect the value of and your return on the securities, and in so doing they will have no obligation to consider your interests as an investor in the securities. Our affiliates or any participating dealer or its affiliates may realize a profit from these activities even if investors do not receive a favorable investment return on the securities.

•	The calculation agent is our affiliate and may be required to make discretionary judgments that affect the return you receive on the securities. BMOCM, which is our affiliate, will be the calculation agent for the securities. As calculation agent, BMOCM will determine any values of the Underliers and make any other determinations necessary to calculate any payments on the securities. In making these determinations, BMOCM may be required to make discretionary judgments that may adversely affect any payments on the securities. See the sections entitled “General Terms of the Securities— Certain Terms for Securities Linked to a Fund—Market Disruption Events” and “—Anti-dilution Adjustments Relating to a Fund; Alternate Calculation” in the accompanying product supplement. In making these discretionary judgments, the fact that BMOCM is our affiliate may cause it to have economic interests that are adverse to your interests as an investor in the securities, and BMOCM’s determinations as calculation agent may adversely affect your return on the securities.

•	The estimated value of the securities was calculated by us and is therefore not an independent third-party valuation.

•	Research reports by our affiliates or any participating dealer or its affiliates may be inconsistent with an investment in the securities and may adversely affect the values of the Underliers.

•	Business activities of our affiliates or any participating dealer or its affiliates with the companies whose securities are held by the Underliers may adversely affect the values of the Underliers.

•	Hedging activities by our affiliates or any participating dealer or its affiliates may adversely affect the values of the Underliers.

•	Trading activities by our affiliates or any participating dealer or its affiliates may adversely affect the values of the Underliers.

•	A participating dealer or its affiliates may realize hedging profits projected by its proprietary pricing models in addition to any selling concession and/or other fee, creating a further incentive for the participating dealer to sell the securities to you.

PRS-13

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the iShares® Expanded Tech-Software Sector ETF and the Vanguard Health Care ETF due July 6, 2029

Hypothetical Examples and Returns

The payout profile, return tables and examples below illustrate hypothetical payments upon an automatic call or at stated maturity for a $1,000 face amount security on a hypothetical offering of securities under various scenarios, with the assumptions set forth in the table below. The terms used for purposes of these hypothetical examples do not represent the actual starting value or threshold value of either Underlier. The hypothetical starting value of $100.00 for each Underlier has been chosen for illustrative purposes only and does not represent the actual starting value for either Underlier. The actual starting value and threshold value for each Underlier are set forth under “Terms of the Securities” above. For actual historical data of the Underliers, see the historical information set forth herein. The payout profile, return table and examples below assume that an investor purchases the securities for $1,000 per security. These examples are for purposes of illustration only and the values used in the examples may have been rounded for ease of analysis. The actual amount you receive at stated maturity or upon automatic call and the resulting pre-tax total rate of return will depend on the actual terms of the securities.

Call Premiums:	Call Date	Call Premium
	1st call date	15.350%
	2nd call date	16.629%
	3rd call date	17.908%
	4th call date	19.188%
	5th call date	20.467%
	6th call date	21.746%
	7th call date	23.025%
	8th call date	24.304%
	9th call date	25.583%
	10th call date	26.863%
	11th call date	28.142%
	12th call date	29.421%
	13th call date	30.700%
	14th call date	31.979%
	15th call date	33.258%
	16th call date	34.538%
	17th call date	35.817%
	18th call date	37.096%
	19th call date	38.375%
	20th call date	39.654%
	21st call date	40.933%
	22nd call date	42.212%
	23rd call date	43.492%
	24th call date	44.771%
	25th call date	46.050%
Hypothetical Starting Value:	For each Underlier, $100.00
Hypothetical Threshold Value:	For each Underlier, $85.00 (85% of the hypothetical starting value)
Buffer Amount:	15.00%

PRS-14

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the iShares® Expanded Tech-Software Sector ETF and the Vanguard Health Care ETF due July 6, 2029

Hypothetical Payout Profile*

First Call Date
Final Call Date
Maturity Payment Amount
Thirteenth Call Date
Hypotetical Return of the Lowest Performing Underlier
Final Call Date
(Call Premium: 46.050%)
Thirteenth Call Date
(Call Premium: 30.700%)
First Call Date
(Call Premium: 15.350%)
15% buffer amount
-15%
Security Return at Maturity
60%
40%
20%
0%
-20%
-40%
-60%
-80%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
Hypothetical Percentage Change in the Closing Value of the Lowest Performing Underlier from Pricing Date to Applicable Call Date

*Not all call dates reflected; reflects only the first, thirteenth and final call dates for illustrative purposes only

PRS-15

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the iShares® Expanded Tech-Software Sector ETF and the Vanguard Health Care ETF due July 6, 2029

Hypothetical Returns

If the securities are automatically called:

Hypothetical call date on which securities are automatically called	Hypothetical payment per security on related call settlement date	Hypothetical pre-tax total rate of return(1)
1st call date	$1,153.50	15.350%
2nd call date	$1,166.29	16.629%
3rd call date	$1,179.08	17.908%
4th call date	$1,191.88	19.188%
5th call date	$1,204.67	20.467%
6th call date	$1,217.46	21.746%
7th call date	$1,230.25	23.025%
8th call date	$1,243.04	24.304%
9th call date	$1,255.83	25.583%
10th call date	$1,268.63	26.863%
11th call date	$1,281.42	28.142%
12th call date	$1,294.21	29.421%
13th call date	$1,307.00	30.700%
14th call date	$1,319.79	31.979%
15th call date	$1,332.58	33.258%
16th call date	$1,345.38	34.538%
17th call date	$1,358.17	35.817%
18th call date	$1,370.96	37.096%
19th call date	$1,383.75	38.375%
20th call date	$1,396.54	39.654%
21st call date	$1,409.33	40.933%
22nd call date	$1,422.12	42.212%
23rd call date	$1,434.92	43.492%
24th call date	$1,447.71	44.771%
25th call date	$1,460.50	46.050%

If the securities are not automatically called:

Hypothetical ending value of the lowest performing Underlier	Hypothetical performance factor of the lowest performing Underlier on the final calculation day	Hypothetical maturity payment amount per security	Hypothetical pre-tax total rate of return(1)
$90.00	90.00%	$1,000.00	0.00%
$85.00	85.00%	$1,000.00	0.00%
$84.00	84.00%	$990.00	-1.00%
$80.00	80.00%	$950.00	-5.00%
$70.00	70.00%	$850.00	-15.00%
$60.00	60.00%	$750.00	-25.00%
$50.00	50.00%	$650.00	-35.00%
$40.00	40.00%	$550.00	-45.00%
$20.00	20.00%	$350.00	-65.00%
$0.00	0.00%	$150.00	-85.00%

(1)	The hypothetical pre-tax total rate of return is the number, expressed as a percentage, that results from comparing the payment per security upon automatic call or at stated maturity to the face amount of $1,000 (i.e., the payment per security minus $1,000, divided by $1,000).

PRS-16

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the iShares® Expanded Tech-Software Sector ETF and the Vanguard Health Care ETF due July 6, 2029

Hypothetical Examples Of Payment Upon An Automatic Call Or At Stated Maturity

Example 1. The closing value of the lowest performing Underlier on the first call date is greater than its starting value, and the securities are automatically called on the first call date:

	iShares® Expanded Tech- Software Sector ETF	Vanguard Health Care ETF
Hypothetical starting value:	$100.00	$100.00
Hypothetical closing value on first call date:	$125.00	$135.00
Performance factor:	125.00%	135.00%

Step 1: Determine which Underlier is the lowest performing Underlier on the first call date.

In this example, the iShares® Expanded Tech-Software Sector ETF has the lowest performance factor on the first call date and is, therefore, the lowest performing Underlier on the first call date.

Step 2: Determine the payment upon automatic call.

Because the hypothetical closing value of the lowest performing Underlier on the first call date is greater than its hypothetical starting value, the securities are automatically called on the first call date and you will receive on the related call settlement date the face amount of your securities plus a call premium of 15.350% of the face amount. Even though the lowest performing Underlier appreciated by 25.00% from its starting value to its closing value on the first call date in this example, your return is limited to the call premium of 15.350% that is applicable to that call date.

On the call settlement date, you would receive $1,153.50 per security.

Example 2. The securities are not automatically called prior to the last call date (the final calculation day). The closing value of the lowest performing Underlier on the final calculation day is greater than its starting value, and the securities are automatically called on the final calculation day:

	iShares® Expanded Tech-Software Sector ETF	Vanguard Health Care ETF
Hypothetical starting value:	$100.00	$100.00
Hypothetical closing value on call dates prior to the final calculation day:	Various (all below starting value)	Various (all below starting value)
Hypothetical closing value on final calculation day (i.e., the ending value):	$120.00	$105.00
Performance factor:	120.00%	105.00%

Step 1: Determine which Underlier is the lowest performing Underlier on the final calculation day.

In this example, the Vanguard Health Care ETF has the lowest performance factor on the final calculation day and is, therefore, the lowest performing Underlier on the final calculation day.

Step 2: Determine the payment upon automatic call.

Because the hypothetical closing value of the lowest performing Underlier on each call date prior to the last call date (which is the final calculation day) is less than its hypothetical starting value, the securities are not automatically called prior to the final calculation day. Because the hypothetical closing value of the lowest performing Underlier on the final calculation day is greater than its hypothetical starting value, the securities are automatically called on the final calculation day and you will receive on the related call settlement date (which is the stated maturity date) the face amount of your securities plus a call premium of 46.050% of the face amount.

On the call settlement date (which is the stated maturity date), you would receive $1,460.50 per security.

PRS-17

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the iShares® Expanded Tech-Software Sector ETF and the Vanguard Health Care ETF due July 6, 2029

Example 3. The securities are not automatically called. The ending value of the lowest performing Underlier on the final calculation day is less than its starting value, but greater than its threshold value and the maturity payment amount is equal to the face amount:

	iShares® Expanded Tech-Software Sector ETF	Vanguard Health Care ETF
Hypothetical starting value:	$100.00	$100.00
Hypothetical closing value on each call date prior to the final calculation day:	Various (all below starting value)	Various (all below starting value)
Hypothetical ending value:	$120.00	$95.00
Hypothetical threshold value:	$85.00	$85.00
Performance factor:	120.00%	95.00%

Step 1: Determine which Underlier is the lowest performing Underlier on the final calculation day.

In this example, the Vanguard Health Care ETF has the lowest performance factor on the final calculation day and is, therefore, the lowest performing Underlier on the final calculation day.

Step 2: Determine the maturity payment amount based on the ending value of the lowest performing Underlier on the final calculation day.

Because the hypothetical closing value of the lowest performing Underlier on each call date (including the final calculation day) is less than its hypothetical starting value, the securities are not automatically called. Because the hypothetical ending value of the lowest performing Underlier on the final calculation day is less than its hypothetical starting value, but not by more than the buffer amount, you would receive the face amount of your securities at maturity.

On the stated maturity date, you would receive $1,000.00 per security.

PRS-18

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the iShares® Expanded Tech-Software Sector ETF and the Vanguard Health Care ETF due July 6, 2029

Example 4. The securities are not automatically called. The ending value of the lowest performing Underlier on the final calculation day is less than its threshold value and the maturity payment amount is less than the face amount:

	iShares® Expanded Tech- Software Sector ETF	Vanguard Health Care ETF
Hypothetical starting value:	$100.00	$100.00
Hypothetical closing value on each call date prior to the final calculation day:	Various (all below starting value)	Various (all below starting value)
Hypothetical ending value:	$50.00	$120.00
Hypothetical threshold value:	$85.00	$85.00
Performance factor:	50.00%	120.00%

Step 1: Determine which Underlier is the lowest performing Underlier on the final calculation day. In this example, the iShares® Expanded Tech-Software Sector ETF has the lowest performance factor on the final calculation day and is, therefore, the lowest performing Underlier on the final calculation day.

Step 2: Determine the maturity payment amount based on the ending value of the lowest performing Underlier on the final calculation day.

Because the hypothetical closing value of the lowest performing Underlier on each call date (including the final calculation day) is less than its hypothetical starting value, the securities are not automatically called. Because the hypothetical ending value of the lowest performing Underlier on the final calculation day is less than its hypothetical starting value by more than the buffer amount, you would lose a portion of the face amount of your securities and receive the maturity payment amount equal to:

$1,000 × (performance factor of the lowest performing Underlier on the final calculation day + buffer amount)

= $1,000 × (50.00% + 15.00%)

= $650.00

On the stated maturity date, you would receive $650.00 per security. As this example illustrates, if either Underlier depreciates below its threshold value on the final calculation day, you will incur a loss on the securities at maturity, even if the other Underlier has appreciated or has not declined below its threshold value.

PRS-19

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the iShares® Expanded Tech-Software Sector ETF and the Vanguard Health Care ETF due July 6, 2029

The iShares® Expanded Tech-Software Sector ETF

The iShares® Expanded Tech-Software Sector ETF is issued by iShares® Trust, a registered investment company. The iShares® Expanded Tech-Software Sector ETF seeks to track the investment results that correspond generally to the price and yield performance, before fees and expenses, of the S&P North American Expanded Technology Software IndexTM. The S&P North American Expanded Technology Software IndexTM is a free float-adjusted market capitalization index that is designed to measure U.S. traded securities in the Global Industry Classification Standard (“GICS®”) application software, systems software, and home entertainment software sub-industries as well as applicable supplementary stocks. The iShares® Expanded Tech-Software Sector ETF’s SEC file numbers are 333-92935 and 811-09729. The iShares® Expanded Tech-Software Sector ETF is listed on the Cboe BZX under the ticker symbol “IGV.” For more information about the S&P North American Expanded Technology Software IndexTM, see “—The S&P North American Expanded Technology Software IndexTM” below.

The S&P North American Expanded Technology Software IndexTM

We obtained all information contained in this pricing supplement regarding the S&P North American Expanded Technology Software IndexTM (referred to in this section as the “Expanded Technology Software Index”), including, without limitation, its make-up, method of calculation, and changes in its components, from publicly available information. That information reflects the policies of, and is subject to change by, S&P Dow Jones Indices LLC (“S&P Dow Jones”), the index sponsor of the Expanded Technology Software Index. The Expanded Technology Software Index was developed by S&P Dow Jones and is calculated, maintained and published by S&P Dow Jones. S&P Dow Jones has no obligation to continue to publish, and may discontinue publication of, the Expanded Technology Software Index at any time. Neither we nor any agent has independently verified the accuracy or completeness of any information with respect to the Expanded Technology Software Index in connection with the offer and sale of the securities.

In addition, information about the Expanded Technology Software Index may be obtained from other sources including, but not limited to, the Expanded Technology Software Index sponsor’s website. We are not incorporating by reference into this pricing supplement the website or any material it includes. Neither we nor any agent makes any representation that such publicly available information regarding the Expanded Technology Software Index is accurate or complete.

The Expanded Technology Software Index is a capped modified market capitalization-based index that measures the performance of U.S.-traded stocks from the software industry and select companies from the interactive home entertainment and interactive media and services industries in the U.S. and Canada, as determined by S&P Dow Jones.

The Expanded Technology Software Index is reported by Bloomberg L.P. under the ticker symbol “SPNASEUP.”

Index Composition and Construction

The Expanded Technology Software Index is comprised of the constituents of the S&P North American Technology Software IndexTM (the “Parent Index”) and eligible “Supplementary Stocks” (as defined below). S&P Dow Jones assigns constituents to the Parent Index based on the constituent’s classification under the Global Industry Classification Standard (“GICS®”). The Parent Index is a capped modified market capitalization-based index that measures the performance of the GICS® application software, systems software and home entertainment software sub-industries.

Supplementary Stocks include the common stock of Activision Blizzard, Inc., the common stock of Electronic Arts Inc., the Class A common stock of Snap Inc., the common stock of Take-Two Interactive Software, Inc. and the Class A common stock of Zynga Inc. If a Supplementary Stock is not included in the list of eligible GICS® classifications but otherwise meets all eligibility criteria of the Parent Index, it will be included in the Expanded Technology Software Index. For information about the eligibility criteria of the Parent Index, please see “Parent Index Eligibility Criteria” below.

Parent Index Eligibility Criteria

To be eligible for inclusion in the Parent Index, the company must be a member of either the S&P Total Market Index (the “S&P TMI”) or the S&P/TSX Composite Index (the “S&P TSX”).

•	The S&P TMI offers broad market exposure to companies of all market capitalizations, including all U.S. common equities with a primary listing on the New York Stock Exchange, NYSE Arca, NYSE American, Nasdaq Global Select Market, Nasdaq Select Market, Nasdaq Capital Market, Cboe BZX, Cboe BYX, Cboe EDGA or Cboe EDGX exchanges. Only U.S. companies are eligible for inclusion in the S&P TMI.

•	The S&P TSX is a broad market measure for the Canadian equity markets and includes common stocks and income trust units. Canadian companies included in the S&P TSX must meet minimum market capitalization requirements based on their volume weighted average prices on the Toronto Stock Exchange.

Other eligibility criteria include:

•	Market Capitalization. At each rebalancing, the company must have full market capitalization above its sector capitalization cutoff of US$ 1.4 billion as of the rebalancing reference date to be added to the Parent Index. This cutoff is subject to change depending on market requirements. Current constituents of the Parent Index with a full market capitalization below 50% of their sector capitalization cutoff are removed.

•	Liquidity. Stocks must have a liquidity ratio greater than 30%. The liquidity ratio is defined as the annualized dollar value traded over the previous six months divided by the average full market capitalization over the previous six months. The length of time to evaluate liquidity is reduced to the available trading period for initial public offerings or spin-offs that do not have six months of trading history. If a stock has been trading for fewer than six calendar months but more than 22 trading days, the stock’s average daily share volume for its entire trading history is used to calculate its liquidity ratio. Current constituents of the Parent Index with a liquidity ratio less than 15% based, on annualized dollar value traded for the prior six calendar months, are removed.

PRS-20

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the iShares® Expanded Tech-Software Sector ETF and the Vanguard Health Care ETF due July 6, 2029

•	Public Float. Companies with a public float below 20% are not eligible (or 10% for current constituents of the Parent Index.

•	Exchange Listing. The company’s stock must trade on the New York Stock Exchange (including NYSE Arca), NYSE American, Nasdaq Global Select Market, Nasdaq Select Market, Nasdaq Capital Market or BATS. Only actual common shares outstanding are eligible for inclusion. Canadian companies with common shares listed on the above exchanges are eligible for inclusion, but American Depositary Receipts are not eligible..

•	Sector Classification. Companies classified under the GICS® application software, systems software and home entertainment software sub-industries are eligible.

•	Minimum Constituent Count. At each quarterly rebalancing, if the constituent count is less than 22 after applying the rules set forth in the eligibility criteria, the market capitalization requirement is relaxed so that the next largest non-constituent in the eligible universe is added until the constituent count reaches 22.

•	Multiple Classes of Stock. All publicly listed multiple share class lines are eligible for inclusion in the Parent Index, subject to meeting the eligibility criteria.

Additions and Deletions

Additions to the Parent Index are added to the Expanded Technology Software Index simultaneously. With the exception of the Supplementary Stocks, constituents removed from the Parent Index are removed from the Expanded Technology Software Index simultaneously. If a Supplementary Stock is removed from the S&P TMI, it is removed from the Expanded Technology Software Index simultaneously.

Capping Methodology

For capping purposes, the Expanded Technology Software Index is rebalanced quarterly, after the market close on the third Friday of March, June, September and December, using the following procedures:

1.	The rebalancing reference date is the second Thursday of March, June, September and December.

2.	With prices reflected on the rebalancing reference date, and membership, shares outstanding and investable weight factors as of the rebalancing effective date, each company is weighted by float-adjusted market capitalization.

3.	If any company’s weight exceeds 8.5%, that company’s weight is capped at the maximum level and all excess weight is proportionally redistributed to all uncapped companies within the Expanded Technology Software Index. If, after this redistribution, any company breaches the weight cap, the process is repeated iteratively until no company breaches the company capping rule.

4.	Then, the aggregate weight of the companies in the Expanded Technology Software Index with a weight greater than 4.5% cannot exceed 45%. These caps are set to allow for a buffer below the respective 5% and 50% limits.

5.	If the rule in paragraph 4 is breached, all the companies are ranked in descending order of their weights and the company with the lowest weight that causes the 45% limit to be breached is reduced either until the rule in paragraph 4 is satisfied or its individual weight falls to 4.5%.

6.	This excess weight is proportionally redistributed to all companies with weights below 4.5%. Any stock that receives weight cannot breach the 4.5% cap. This process is repeated iteratively until paragraph 4 is satisfied or until all stocks are greater than or equal to 4.5%.

Calculation, Maintenance and Governance

Membership in the Expanded Technology Software Index is reviewed semi-annually, effective after the market close on the third Friday of June and December, respectively. The rebalancing reference date is after the market close of the last trading date of the previous month. The Expanded Technology Software Index is calculated, maintained and governed using the same methodology as an “S&P Index” described in the accompanying underlying supplement, subject to the capping methodology and other provisions described above. For additional information about the calculation, maintenance and governance of an “S&P Index”, please see “Description of Indices—The S&P U.S. Indices” in the accompanying underlying supplement.

PRS-21

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the iShares® Expanded Tech-Software Sector ETF and the Vanguard Health Care ETF due July 6, 2029

Historical Information

We obtained the closing prices of the iShares® Expanded Tech-Software Sector ETF in the graph below from Bloomberg Finance L.P. (“Bloomberg”), without independent verification.

The following graph sets forth daily closing prices of the iShares® Expanded Tech-Software Sector ETF for the period from January 4, 2021 to June 30, 2026. The closing price on June 30, 2026 was $90.60. The historical performance of the iShares® Expanded Tech-Software Sector ETF should not be taken as an indication of its future performance during the term of the securities.

PRS-22

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the iShares® Expanded Tech-Software Sector ETF and the Vanguard Health Care ETF due July 6, 2029

The Vanguard Health Care ETF

The Vanguard Health Care ETF consists of the ETF Shares of the Vanguard Health Care Index Fund, a series of Vanguard World Fund, a registered open-end management investment company. The Vanguard Health Care ETF seeks to track the performance, before fees and expenses, of the MSCI US IMI Health Care 25/50 Index. The MSCI U.S. IMI Health Care 25/50 Index is designed to measure the performance of stocks of large-, mid- and small-capitalization U.S. companies within the health care sector, as classified under the Global Industry Classification Standard (“GICS®”). The Vanguard Health Care ETF’s SEC file numbers are 002-17620 and 811-01027. The Vanguard Health Care ETF is listed on the NYSE Arca, Inc. under the ticker symbol “VHT.” For more information about the MSCI U.S. IMI Health Care 25/50 Index, see “—The MSCI U.S. IMI Health Care 25/50 Index” below.

The MSCI U.S. IMI Health Care 25/50 Index

The MSCI U.S. IMI Health Care 25/50 Index is designed to reflect the performance of securities in the MSCI U.S. Investable Market 2500 Index, its parent index, that are classified in the Health Care sector under the Global Industry Classification Standard. The MSCI U.S. Investable Market 2500 Index is described below under “—The MSCI U.S. Investable Market 2500 Index.”

The weights of the securities included in the MSCI U.S. IMI Health Care 25/50 Index are capped in accordance with the MSCI 25/50 Indexes methodology. The MSCI U.S. IMI Health Care 25/50 Index is reported by Bloomberg L.P. under the ticker symbol “M1US5HCI.”

For more information about the construction of the parent index, see “—The MSCI U.S. Investable Market 2500 Index” below. For more information about the weighting and maintenance of the MSCI U.S. IMI Health Care 25/50 Index, see “Description of Indices—The MSCI 25/50 Indices” in the accompanying underlying supplement. For purposes of the accompanying underlying supplement, the MSCI U.S. IMI Health Care 25/50 Index is an “MSCI 25/50 Index” and one of the “MSCI 25/50 Indices.”

We obtained all information contained in this pricing supplement regarding the MSCI U.S. IMI Health Care 25/50 Index and the MSCI U.S. Investable Market 2500 Index, including, without limitation, their make-up, method of calculation and changes in their components, from publicly available information. That information reflects the policies of, and is subject to change by, MSCI Inc. (“MSCI”), the index sponsor. MSCI has no obligation to continue to publish, and may discontinue publication of, the MSCI U.S. IMI Health Care 25/50 Index and/or the MSCI U.S. Investable Market 2500 Index at any time. Neither we nor any agent has independently verified the accuracy or completeness of any information with respect to the MSCI U.S. IMI Health Care 25/50 Index or the MSCI U.S. Investable Market 2500 Index in connection with the offer and sale of notes.

In addition, information about the MSCI U.S. IMI Health Care 25/50 Index and the MSCI U.S. Investable Market 2500 Index may be obtained from other sources, including, but not limited to, the index sponsor’s website. We are not incorporating by reference into this pricing supplement the website or any material it includes. Neither we nor any agent makes any representation that such publicly available information regarding the MSCI U.S. IMI Health Care 25/50 Index or the MSCI U.S. Investable Market 2500 Index is accurate or complete.

The MSCI U.S. Investable Market 2500 Index

The MSCI U.S. Investable Market 2500 Index is a free float-adjusted market capitalization index that is designed to measure the performance of the large-, mid- and small-capitalization segments of the U.S. equity market. The MSCI U.S. Investable Market 2500 Index generally consists of the 2,500 largest eligible companies by full market capitalization within the investable segment of the U.S. equity market.

Constructing the MSCI U.S. Investable Market 2500 Index

MSCI undertakes an index construction process for the MSCI U.S. Investable Market 2500 Index which involves: (i) creating the US equity universe; (ii) screening securities for investability; and (iii) assigning eligible securities to the appropriate market-capitalization segment, after applying buffer rules.

After the selection of the index components, the full market capitalization of all selected constituents is adjusted for free float available to US domestic investors and they are classified under the Global Industry Classification Standard (“GICS®”).

Creating the U.S. Equity Universe

The US equity universe includes all listed equity securities, or listed securities that exhibit characteristics of equity securities, of companies listed on the NYSE, NYSE Arca, NYSE American, the Nasdaq (both Nasdaq National Market and Nasdaq Small Cap Market) or the Cboe BZX. Shares of Passive Foreign Investment Companies (PFIC), investment trusts (other than real estate investment trusts (“REITs”)), preferred REITs, mutual funds, equity derivatives, limited partnerships, limited liability companies and business trusts that are structured to be taxed as limited partnerships, and royalty trusts are generally not eligible for inclusion in the universe.

MSCI conducts a comprehensive review of the total U.S. equity universe in connection with the construction of the U.S. equity universe, with the objective of providing broad and fair representation of investment opportunities across the U.S. equity market.

PRS-23

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the iShares® Expanded Tech-Software Sector ETF and the Vanguard Health Care ETF due July 6, 2029

Screening Securities for Investability

After creating the U.S. equity universe, MSCI screens individual securities for investability. Each security is screened based on its own merits. Different share classes of a company are not assimilated and the inclusion or deletion of one security of a company does not imply the automatic inclusion or deletion of other securities of that company.

To be considered for inclusion in the MSCI U.S. Investable Market 2500 Index, a security must pass the following screens: (1) Liquidity; (2) length of trading; (3) company and security free float; (4) relative security free float-adjusted market capitalization; and (5) financial reporting.

Liquidity

All securities considered for inclusion in, or currently included in, the MSCI U.S. Investable Market 2500 Index must exhibit adequate liquidity. Liquidity is assessed based on the security’s trading price and its Annualized Traded Value Ratio (“ATVR”).

Securities with a stock price above $10,000 fail the liquidity screen for inclusion in the MSCI U.S. Investable Market 2500 Index. However, a current index constituent would remain in the index if the stock price exceeds the $10,000 threshold.

MSCI conducts its relative liquidity screen by ranking the securities in the U.S. equity universe in descending order of ATVR as calculated by MSCI after excluding securities trading above $10,000. ATVR is based on monthly median traded values relative to a security’s full market capitalization. Securities that fall within the top 99.5% of cumulative security full market capitalization when ranked in descending order of ATVR are generally eligible for inclusion in the MSCI U.S. Investable Market 2500 Index.

An existing constituent generally may remain eligible for inclusion in the MSCI U.S. Investable Market 2500 Index until it falls below 99.75% of the cumulative-security-full-market-capitalization. A security that previously failed the liquidity screen or was excluded because of insufficient ATVR generally becomes eligible for inclusion only when it ranks within the top 99.25% of the cumulative-security-full-market-capitalization.

Length of Trading

A seasoning period of at least three calendar months is applied to all new issues of companies that have a company full market capitalization rank below 750 in the MSCI U.S. Investable Market 2500 Index. IPOs and newly listed securities with a company full market capitalization rank equal to or above 750 in the MSCI U.S. Investable Market 2500 Index are not required to satisfy this condition.

Company and Security Free Float

A security is generally ineligible for inclusion if:

•	the Domestic Inclusion Factor (“DIF”) of the corresponding company is less than 0.10; or

•	the DIF of the security is less than 0.15.

A security of a company that does not satisfy these requirements is still eligible for inclusion in the MSCI U.S. Investable Market 2500 Index if its free float-adjusted market capitalization is at least equal to the market capitalization of the 750th largest company in the MSCI U.S. Investable Market 2500 Index (the “Mid Cap market capitalization cutoff”). Additionally, an existing index constituent that experiences a decrease in its free float may remain in the MSCI U.S. Investable Market 2500 Index if its free float-adjusted market capitalization is at least equal to the Mid cap market capitalization cutoff.

Relative Security Free Float-Adjusted Market Capitalization

A security considered for inclusion in the MSCI U.S. Investable Market 2500 Index generally must have a free float-adjusted security market capitalization representing at least 10% of the applicable company’s full market capitalization.

A security that does not meet this requirement may nevertheless be eligible if its free float-adjusted security market capitalization is at least equal to the mid-capitalization cutoff. Special retention requirements apply to existing constituents whose free float-adjusted security market capitalization represents less than 10% of the applicable company’s full market capitalization.

Financial Reporting

To be eligible for inclusion, a company must file reports on Form 10-K and Form 10-Q.

PRS-24

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the iShares® Expanded Tech-Software Sector ETF and the Vanguard Health Care ETF due July 6, 2029

Assigning Securities To Market Capitalization Segments And Construction Of The MSCI U.S. Investable Market 2500 Index

All eligible and investable securities of companies are ranked in descending order of company full market capitalization. Company full market capitalization incorporates the full market capitalization of all listed and unlisted securities of the same company. All eligible securities of the same company are assigned to the same market-capitalization segment based on the company’s full market capitalization. Accordingly, a market-capitalization index may include more securities than companies.

Subject to the buffer-zone and final-attribution rules described below, the MSCI U.S. Investable Market 2500 Index consists of

•	the companies ranked 1 to 300 (the “MSCI U.S. Large Cap 300 Index”);

•	the companies ranked 301 to 750 (the “MSCI U.S. Mid Cap 450 Index”); and

•	the companies ranked 751 to 2500 (the “MSCI U.S. Small Cap 1750 Index”).

The remaining eligible securities of companies included in the top 99.5% of the US Equity Universe form the “MSCI US Micro Cap Index.”

Buffer Zones

An existing constituent with a company full market capitalization that falls outside of the original market capitalization segment range as defined above may remain in that segment if it falls within buffer zones defined by MSCI.

•	A constituent may remain in the MSCI U.S. Large Cap 300 Index while ranked from 301 through 450, and an existing constituent of the MSCI U.S. Mid Cap 450 Index enters the MSCI U.S. Large Cap 300 Index when it reaches a rank of 200 or higher;

•	an existing constituent of the MSCI U.S. Mid Cap 450 Index generally may remain in the MSCI U.S. Mid Cap 450 Index while ranked from 751 through 1,100, and an existing constituent of the MSCI U.S. Small Cap 1750 Index enters the MSCI U.S. Mid Cap 450 Index when it reaches a rank of 550 or higher; and

•	an existing constituent of the MSCI U.S. Small Cap 1750 Index generally may remain in the MSCI U.S. Small Cap 1750 Index while ranked from 2,501 through 3,000, and an existing constituent of the MSCI US Micro Cap Index generally enters the MSCI U.S. Small Cap 1750 Index when it reaches a rank of 1,850 or higher.

If a constituent falls in the same buffer zone for four consecutive semi-annual index reviews, it will be re-classified to the appropriate market capitalization index at the fourth semi-annual index review.

Final Attribution of Securities

Following application of the buffer rules, MSCI ranks the companies within each market-capitalization segment by descending company full market capitalization.

If a market-capitalization segment contains fewer companies than the fixed number applicable to that segment, securities of the largest companies from the next smaller market-capitalization segment are migrated into that segment until the applicable number is reached. If a market-capitalization segment contains more companies than the applicable fixed number, securities of the smallest companies in that segment are migrated to the next smaller market-capitalization segment until the applicable number is reached.

Free Float Adjustment

MSCI calculates the free-float adjusted market capitalization of each security to reflect the portion of its shares that MSCI considers available for purchase by U.S. domestic investors. The free float-adjusted market capitalization is used to determine the security’s weight in the MSCI U.S. Investable Market 2500 Index.

MSCI defines the domestic free float of a security as the proportion of its outstanding shares that is deemed available for purchase in the public equity markets by U.S. domestic investors. Domestic free float generally excludes strategic or non-free-float shareholdings, including holdings by governments, corporations, controlling shareholders and management. Foreign ownership limits are not taken into account in determining domestic free float.

The free float-adjusted market capitalization of each constituent is equal to its security full market capitalization multiplied by its DIF.

Index Calculation

The MSCI U.S. Investable Market 2500 Index is calculated using the Laspeyres’ concept of a weighted arithmetic average together with the concept of chain-linking. As a general principle, the current index level is determined by applying the change in market performance to the prior index level.

PRS-25

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the iShares® Expanded Tech-Software Sector ETF and the Vanguard Health Care ETF due July 6, 2029

Maintenance of the MSCI U.S. Investable Market 2500 Index

The MSCI U.S. Investable Market 2500 Index is maintained with the objective of reflecting the evolution of the U.S. equity market and its market-capitalization segments on a timely basis, while emphasizing index continuity and minimizing unnecessary index turnover. Index maintenance includes additions to and deletions from the index, changes in DIFs, changes in the number of shares used to calculate constituent weights, and changes in industry classifications.

Semi-Annual Index Reviews

MSCI conducts semi-annual index reviews at the close of the last business day of May and November. These reviews include a reconstitution of the market-capitalization segments based on an updated U.S. equity universe, subject to the applicable buffer rules.

During the May semi-annual index review, MSCI reassesses the free float of all constituents and non-constituents.

At each semi-annual review, MSCI applies the final-attribution process described above so that the large-, mid- and small-capitalization portions of the MSCI U.S. Investable Market 2500 Index contain the fixed numbers of companies used to define those segments.

Quarterly Index Reviews

MSCI conducts partial reviews of the market-capitalization segments at the close of the last business day of February and August. During the quarterly index review, the market segments are reviewed using buffer zones as described above and quarterly reviews may result in changes in DIFs, updates in number of shares or changes in the market capitalization, but there are generally no new additions to or deletions from the MSCI U.S. Investable Market 2500 Index.

Corporate Events

In addition, ongoing event-related changes to the MSCI U.S. Investable Market 2500 Index are made as the result of mergers, acquisitions, spin-offs, suspensions, delistings, bankruptcies, reorganizations and other similar corporate events. They can also result from capital reorganizations in the form of rights issues, bonus issues, public placements and other similar corporate actions that take place on a continuing basis. Changes resulting from corporate events may include additions or deletions of constituents, changes in the number of shares used to calculate constituent weights, changes in industry classifications and changes in DIFs resulting from updated free-float estimates. IPOs that are significant in size and meet the MSCI inclusion criteria may be considered for early inclusion in the MSCI U.S. Equity Indexes and, if included, assigned to the appropriate market-capitalization index. If the decision is made to include an IPO early, the inclusion is effective after the close of the security’s tenth day of trading.

Further information about MSCI’s methodology for corporate events may be obtained from other sources, including, but not limited to, MSCI’s website. We are not incorporating by reference into this pricing supplement the website or any material it includes. Neither we nor any agent makes any representation that such publicly available information regarding the MSCI U.S. Investable Market 2500 Index is accurate or complete.

PRS-26

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the iShares® Expanded Tech-Software Sector ETF and the Vanguard Health Care ETF due July 6, 2029

Historical Information

We obtained the closing prices of the Vanguard Health Care ETF in the graph below from Bloomberg, without independent verification.

The following graph sets forth daily closing prices of the Vanguard Health Care ETF for the period from January 4, 2021 to June 30, 2026. The closing price on June 30, 2026 was $299.01. The historical performance of the Vanguard Health Care ETF should not be taken as an indication of its future performance during the term of the securities.

PRS-27

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the iShares® Expanded Tech-Software Sector ETF and the Vanguard Health Care ETF due July 6, 2029

Summary of Canadian Federal Income Tax Consequences

For a discussion of the material Canadian federal income tax consequences relating to an investment in the securities, see the section entitled “Canadian Federal Income Tax Consequences” in the accompanying product supplement. Notwithstanding anything to the contrary in the accompanying product supplement, the Canadian tax consequences discussed in the accompanying product supplement do not take into account the proposed amendments to the “hybrid mismatch arrangement” rules in the Tax Act released for consultation on January 29, 2026.

PRS-28

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the iShares® Expanded Tech-Software Sector ETF and the Vanguard Health Care ETF due July 6, 2029

United States Federal Income Tax Considerations

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities due to the lack of governing authority, in the opinion of our counsel Davis Polk & Wardwell LLP, under current law, and based on current market conditions, it is reasonable to treat a security as a single financial contract that is an “open transaction” for U.S. federal income tax purposes. Assuming this treatment of the securities is respected, the tax consequences are as outlined in the discussion under “United States Federal Income Tax Considerations—Tax Consequences to U.S. Holders—Securities Treated as Open Transactions” in the accompanying product supplement.

Even if the treatment of the securities as “open transactions” is respected, a purchase of a security may be treated as entry into a “constructive ownership transaction,” within the meaning of Section 1260 of the Code. In that case, all or a portion of any long-term capital gain a U.S. investor would otherwise recognize in respect of a security would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain.” Any long-term capital gain recharacterized as ordinary income under Section 1260 would be treated as accruing at a constant rate over the period the U.S. investor held the securities, and the U.S. investor would be subject to an interest charge in respect of the deemed tax liability on the income treated as accruing in prior tax years. Due to the lack of governing authority, there is significant uncertainty as to whether or how these rules will apply to the securities. U.S. investors should read the section entitled “United States Federal Income Tax Considerations—Tax Consequences to U.S. Holders—Securities Treated as Open Transactions—Possible Application of Section 1260 of the Code” in the accompanying product supplement for additional information and consult their tax advisors regarding the potential application of the “constructive ownership” rule.

We do not plan to request a ruling from the Internal Revenue Service (the “IRS”) regarding the treatment of the securities. If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities, including the timing and character of income recognized by U.S. investors, and the withholding tax consequences to non-U.S. investors, might be materially and adversely affected. For example, under one alternative characterization the securities may be treated as contingent payment debt instruments, which would require U.S. investors to accrue income periodically based on a “comparable yield” and generally would require non-U.S. investors to certify their non-U.S. status on an IRS Form W-8 to avoid a 30% (or a lower treaty rate) U.S. withholding tax. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

As discussed in the accompanying product supplement, Section 871(m) of the Code and the Treasury regulations thereunder (“Section 871(m)”) generally impose a 30% (or lower treaty rate) withholding tax on “dividend equivalents” paid or deemed paid to non-U.S. investors with respect to certain financial instruments linked to equities that could pay U.S.-source dividends for U.S. federal income tax purposes (“underlying securities”), as defined under the applicable Treasury regulations, or indices that include underlying securities. Section 871(m) generally applies to financial instruments that substantially replicate the economic performance of one or more underlying securities, as determined based on tests set forth in the applicable Treasury regulations. Pursuant to an IRS notice, Section 871(m) will not apply to securities issued before January 1, 2027 that do not have a delta of one with respect to any underlying security. Based on our determination that the securities do not have a delta of one with respect to any underlying security, the securities should not be subject to Section 871(m). Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on a non-U.S. investor’s particular circumstances, including whether the non-U.S. investor enters into other transactions with respect to an underlying security. If withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. Non-U.S. investors should consult their tax advisors regarding the potential application of Section 871(m) to the securities.

Both U.S. and non-U.S. investors considering an investment in the securities should read the discussion under “United States Federal Income Tax Considerations” in the accompanying product supplement and consult their tax advisors regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities, including possible alternative treatments, and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

PRS-29

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the iShares® Expanded Tech-Software Sector ETF and the Vanguard Health Care ETF due July 6, 2029

Validity of the Securities

In the opinion of Osler, Hoskin & Harcourt LLP, the issue and sale of the securities has been duly authorized by all necessary corporate action of the Bank of Montreal in conformity with the indenture, and when this pricing supplement has been attached to, and duly notated on, the master note that represents the securities, the securities will have been validly executed, authenticated, issued and delivered, to the extent that validity of the securities is a matter governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein and will be valid obligations of the Bank of Montreal, subject to the following limitations (i) the enforceability of the indenture may be limited by the Canada Deposit Insurance Corporation Act (Canada), the Winding-up and Restructuring Act (Canada) and bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement or winding-up laws or other similar laws affecting the enforcement of creditors’ rights generally; (ii) the enforceability of the indenture may be limited by equitable principles, including the principle that equitable remedies such as specific performance and injunction may only be granted in the discretion of a court of competent jurisdiction; (iii) pursuant to the Currency Act (Canada) a judgment by a Canadian court must be awarded in Canadian currency and that such judgment may be based on a rate of exchange in existence on a day other than the day of payment; and (iv) the enforceability of the indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act. This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and the federal laws of Canada applicable therein. In addition, this opinion is subject to certain assumptions about (i) the trustees’ authorization, execution and delivery of the indenture, (ii) the genuineness of signatures and (iii) certain other matters, all as stated in the letter of such counsel dated March 25, 2025, which has been filed as Exhibit 5.3 to Bank of Montreal’s Form 6-K filed with the SEC and dated March 25, 2025.

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to the Bank of Montreal, when the securities offered by this pricing supplement have been issued by the Bank of Montreal pursuant to the indenture, the trustee has made the appropriate entries or notations to the master global note that represents such securities (the “master note”), and such securities have been delivered against payment as contemplated herein, such securities will be valid and binding obligations of the Bank of Montreal, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial or regulatory actions or applications giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to (i) the enforceability of any waiver of rights under any usury or stay law; or (ii) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as the foregoing opinion involves matters governed by the laws of the Provinces of Ontario and Québec and the federal laws of Canada, you have received, and we understand that you are relying upon, the opinion of Osler, Hoskin & Harcourt LLP, Canadian counsel for the Bank of Montreal, set forth above. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the authentication of the master note and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP dated March 25, 2025, which has been filed as an exhibit to Bank of Montreal’s report on Form 6-K filed with the SEC on March 25, 2025.

PRS-30